Exhibit 10.12.1

                      FIRST AMENDMENT TO LICENSE AGREEMENT

     This First Amendment to License Agreement ("First Amendment") dated February 19, 2002 is made by and between Emerson Radio Corp. ("Licensor") and Funai Corporation, Inc. ("Licensee").

     WHEREAS, Licensor and Licensee are parties to that License Agreement ("Agreement") effective as of January 1, 2002; and

     WHEREAS, the parties wish to continue their relationship pursuant to the Agreement after December 31, 2003, which date presently is the end of the Initial Term of the Agreement.

     NOW, THEREFORE, the parties agree to the following:

1. Capitalized Terms and Amended Exhibit C. All capitalized terms not defined herein shall have the same meaning as in the Agreement. All references to Exhibit C herein and in the Agreement shall hereinafter refer to the Amended Exhibit C, a copy of which is annexed hereto.

2. Amendment of Section 3 of the Agreement. Section 3 of the Agreement shall be amended to read as follows:

     "(a) Subject to the earlier expiration or termination of this Agreement as provided in Section 9 or otherwise, this Agreement shall be effective as of the Effective Date and expire as of the close of business on December 31, 2004 (the "Initial Term"), subject to renewal for successive three-year periods thereafter provided (i) Licensee has paid to Licensor all Royalties and Minimum Royalties (as hereinafter defined) payable for each Contract Year as set forth herein in Amended Exhibit C of this Agreement, (ii) Licensee has satisfied and/or complied with all of its obligations hereunder, and (iii) the parties mutually agree in writing as to the minimum royalties and gross sales projections for any such renewal term. Each successive renewal period shall hereinafter be referred to as a "Renewal Term." "Initial Term" and "Renewal Term" shall collectively be referred to as "Term."

     (b) Notwithstanding any language herein to the contrary, in the event the requirements for renewal for successive three-year periods as set forth in Section 3(a) are not met, should Licensor receive an offer from a third party for a license to use the Trademark on the Goods in the Territory, then in such case Licensor shall in writing notify Licensee of the terms of such offer and Licensee shall have thirty
          (30) days to notify Licensor if it wishes to be granted by Licensor a license to use the Trademark on the Goods in the Territory upon such terms. If Licensee so notifies Licensor that it is exercising its right of first refusal, then Licensor and Licensee shall enter into a formal written agreement signed by both parties and Licensor shall not grant such license to such third party. If Licensee does not so notify Licensor that it is exercising its right of first refusal, then Licensor shall have the right to accept such offer from such third party and Licensee shall no longer have any rights pursuant to this
          Section 3(b), except that if Licensor shall in such case not accept such offer from such third party then Licensee's rights in this
          Section 3(b) shall continue to exist for the then Term of this Agreement."

3. All Other Provisions of the Agreement. All other provisions of the Agreement not amended herein shall continue to have their full force and effect.

         IN WITNESS WHEREOF, this First Amendment has been executed by the duly authorized representative of each party effective as of the date set forth above.


             EMERSON RADIO CORP.                         FUNAI CORPORATION, INC.


             By:/s/ John J. Raab                         By: /s/ M. Suwa
             Name:John J. Raab                           Name: M. Suwa
             Title: Executive Vice President             Title: President